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                                                                     Exhibit 4.4

                                  divine, inc.

                               EPRISE CORPORATION

             2000 NON-EMPLOYEE (ELIGIBLE) DIRECTOR STOCK OPTION PLAN

Explanatory Note
----------------

         Pursuant to an Agreement and Plan of Merger, dated as of September 17, 2001, Eprise Corporation (formerly known as Inner Circle Technologies, Inc.) ("Eprise") became a wholly owned subsidiary of divine, inc., a Delaware Corporation ("divine"). divine assumed the outstanding options from the Eprise Corporation 2000 Non-Employee Director Stock Option Plan (the "Plan"). Each outstanding option to purchase shares of Eprise common stock with an exercise price that, when divided by 2.4233, was greater than $0.59, being the closing sale price of divine class A common stock on the trading day immediately prior to the effective time of the merger, became exercisable, at an exercise price of $0.59, for a number of shares of divine class A common stock equal to the number of shares of Eprise common stock subject to the Eprise option. Each outstanding Eprise option with an exercise price that, when divided by 2.4233, was less than or equal to $0.59, became exercisable, at an exercise price equal to the exercise price of the Eprise option divided by 2.4233, for a number of shares of divine class A common stock determined by multiplying the number of shares of Eprise common stock subject to such Eprise option by 2.4233.

         Other than as set forth in the paragraph above, the rights and obligations of each holder of Eprise options granted pursuant to this plan remain in full force and effect.

1.       PURPOSE OF THE PLAN

         The purpose of this Plan is to grant options ("Options") to purchase shares of the class A common stock, par value $.001 per share (the "Common Stock"), of divine to former holders of Eprise options, who were Eligible Directors (as defined in Section 5 of this Plan) of Eprise. Eprise believed that the granting of such options would serve to enhance Eprise's ability to attract and retain the services of such directors, to provide additional incentives to them and to encourage the highest level of performance by them by offering them a proprietary interest in Eprise's success. Eprise also believed that the Plan would encourage directors to make greater equity investment in Eprise, more closely aligning the interests of the directors and the stockholders.

2.       EFFECTIVE DATE

         This Plan was adopted on January 5, 2000, which is also its Effective Date.

3.       SHARES RESERVED UNDER THE PLAN

         Subject to adjustment as provided in Section 11, the aggregate number of shares of Common Stock that may be issued and sold pursuant to options granted under this Plan shall not exceed 104,076 shares, which may be either authorized but unissued shares or treasury shares. If any option granted under the Plan shall terminate or expire without being fully exercised, the shares that have not been purchased will again become available for purposes of the Plan. No additional shares will be issued under this Plan.

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4.       ADMINISTRATION

         This Plan shall be administered by divine's Board of Directors (the "Board") or any Committee the Board appoints for the purpose of administering the Plan.

         The Board shall have the authority, subject to the express provisions of the Plan, to construe the Plan and the respective Options and related agreements, to prescribe, amend, and rescind rules and regulations relating to the Plan, to determine the terms and provisions of the respective Options and related agreements, and to make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option or related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency. No member of the Board shall be liable for any action or determination made in good faith.

5.       OPTION GRANTS

         Eligible Directors shall mean former directors of Eprise who were directors on the date of grant and who were not officers or employees of Eprise. All options granted under this Plan shall be non-incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Optioned Shares shall mean shares of Common Stock issued and sold pursuant to Options granted under this Plan.

6.       OPTION PRICE

         The price per share at which each Option granted under this Plan to an Eligible Director may be exercised (the Option Price) shall be the fair market value of the Common Stock on the date of grant of the Option as determined in accordance with procedures to be established in good faith by the Committee (the Fair Market Value).

         In no event shall the Option Price per share for any option under this Plan be less than the par value per share.

7. TERMS OF GRANT

         Each option granted under this Plan shall be evidenced by and subject to the terms and conditions of an Option Grant attached hereto as EXHIBIT A. Each Option Grant executed and delivered to an Eligible Director shall contain the following terms and conditions. Each Option shall expire ten years from the date of grant of such Option, and shall be exercisable in full on the date of grant, subject to the provisions of Section 8 below. Each Eligible Director to whom an Option is granted may exercise such Option from time to time, in whole or in part, during the period that it is exercisable, by payment of the Option Price of each share purchased. The Option Price of each share purchased shall be paid in cash, or by delivery or deemed delivery of other shares of divine's Common Stock owned by the Eligible Director with an aggregate Fair Market Value equal to the product of the Option Price multiplied by the number of the shares to be purchased, or by withholding by divine of the number of shares of its Common Stock otherwise issuable upon exercise of the installment with an aggregate Fair Market Value equal to the product of the Option Price multiplied by the number of the shares (including such withheld

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shares) to be purchased, or by delivery of irrevocable instructions to a broker promptly to pay to divine the exercise price of the shares to be purchased, or in any combination of the forms of payment. A deemed delivery of shares shall mean the offset by divine of a number of shares to be purchased against an equal number of shares of divine's Common Stock owned by the Eligible Director which may be accomplished by attestation by the Eligible Director as to such shares owned. If, however, the Committee determines in good faith that an exercise of an option through the delivery or deemed delivery or withholding of shares of divine's Common Stock or through delivery of irrevocable instructions to a broker is not in the best interest of divine, the Committee may withhold the right to so exercise the option and require payment of the purchase price in cash.

         Unless provided otherwise in the Option Grant, each Option shall be deemed to have been exercised in full (to the extent not previously exercised) on the last day the option is exercisable if such Option would have a before-tax net value of at least $200,000 to the holder upon exercise on such date. Such deemed exercise shall be subject to payment in full of the exercise price (and all applicable withholding taxes) by any of the methods permitted pursuant to the Option Grant, but subject to the discretion of the Committee to require payment in cash if it determines that payment by other methods is not in the best interests of divine.

         The shares of Common Stock issued upon exercise of an Option granted under this Plan will be acquired for investment and not with a view to distribution thereof unless there shall be an effective registration statement under the Securities Act of 1933, as amended (the 1933 Act), with respect thereto. In the event that divine, upon the advice of counsel, deems it necessary to list upon official notice of issuance shares to be issued pursuant to the Plan on a national securities exchange or to register under the 1933 Act or other applicable federal or state statute any shares to be issued pursuant to the Plan, or to qualify any such shares for exemption from the registration requirements of the 1933 Act under the Rules and Regulations of the Securities and Exchange Commission or for similar exemption under state law, then divine shall notify each Eligible Director to that effect and no shares of Common Stock subject to an Option shall be issued until such registration, listing or exemption has been obtained. divine shall make prompt application for any such registration, listing or exemption pursuant to federal or state law or rules of such securities exchange which it deems necessary and shall make reasonable efforts to cause such registration, listing or exemption to become and remain effective. Nothing in this Plan or in the Option Grant will confer upon any Eligible Director the right to continue as a director of divine.

8. COMPANY'S RIGHT TO REPURCHASE UNVESTED SHARES; RESTRICTIONS ON TRANSFER OF UNVESTED SHARES

         (a) If an Eligible Director ceases to be a member of divine's Board, divine shall have the right to repurchase unvested Optioned Shares, to the extent such shareshave been purchased by the Eligible Director on the date such Eligible Director ceases to serve on the Board or are purchased during the period permitted under Section 10 hereof, subject to the terms of this Section
8. divine shall have no right to repurchase Vested Installments (as defined below) of Optioned Shares at any time.

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                  (i)   While the Eligible Director continues to serve on
divine's Board, the Optioned Shares shall vest in installments (Vested Installments) as follows. Each Initial Grant shall vest in three equal annual installments beginning on the first anniversary of the date of grant. Each Annual Grant shall vest in full on the first anniversary of the date of grant. Vesting shall occur whether or not the Eligible Director has actually exercised the Option with respect to a Vested Installment, and unexercised Optioned Shares which are part of a Vested Installment as set forth above shall be deemed fully vested upon exercise, if any.

                  (ii) The Optioned Shares shall be subject to a right (but not an obligation) of repurchase by divine (the Right of Repurchase). The Right of Repurchase shall be exercisable only with respect to unvested Optioned Shares (Unvested Shares), and only during the 90-day period following the date the Eligible Director ceases to serve on divine's Board for any reason, with or without cause, including (without limitation) death or Disability (as defined in Section 10 below).

                  (iii) If divine exercises its Right of Repurchase, it shall pay the Eligible Director an amount per share equal to the Option Price of the Unvested Shares being repurchased.

                  (iv) The Right of Repurchase shall be exercisable only by written notice delivered to the Eligible Director prior to the expiration of the 90-day period specified in clause (a)(ii) above. The notice shall set forth the date on which the repurchase is to be effected. Such date shall not be more than 30 days after the date of the notice. The certificate(s) representing the Unvested Shares to be repurchased shall, prior to the close of business on the date specified for the repurchase, be delivered to divine properly endorsed for transfer. divine shall, concurrently with the receipt of such certificate(s), pay to the Eligible Director the purchase price determined according to clause
(a)(iii) above and deliver a balancing certificate for any unpurchased Optioned Shares. Payment shall be made in cash or by check. The Right of Repurchase shall terminate with respect to any Unvested Shares for which it has not been timely exercised pursuant to this clause (a)(iv).

                  (v) In the event of the declaration of a stock dividend, a spin-off, a stock split, a recapitalization or a similar transaction affecting divine's outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any Unvested Shares or into which such Unvested Shares thereby become convertible shall immediately be subject to the Right of Repurchase. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Unvested Shares. Appropriate adjustments shall also, after each such transaction, be made to the Option Price per share in order to reflect any change in divine's outstanding securities effected without receipt of consideration therefor; PROVIDED, however, that the aggregate purchase price payable for the Unvested Shares shall remain the same.

                  (vi) If divine makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Unvested Shares to be repurchased in accordance with this Section 8, then after such time the person from whom such Unvested Shares are to be repurchased shall no longer have any rights as a holder of such Unvested Shares (other than the right to receive payment of such consideration in accordance with this Agreement).

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Such Unvested Shares shall be deemed to have been repurchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

         (b) Except as permitted below, no Eligible Director may sell, assign, pledge, or in any manner transfer any Unvested Shares or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise. If the owner of any Unvested Shares fails to comply with the provisions of the Plan in respect of any Unvested Shares in any regard, divine at its option and in addition to its other remedies, may suspend the rights to vote or to receive dividends on the Unvested Shares, and may refuse to register on its books any transfer of the Unvested Shares or otherwise to recognize any transfer or change in the ownership thereof or in the right to vote thereon, until these provisions are complied with to the satisfaction of divine.

         The restrictions on transfer in this Section 8(b) shall not be applicable to (i) a gratuitous transfer of the Unvested Shares made to a Permitted Transferee (as defined below), or (ii) a transfer of title to the Unvested Shares effected pursuant to the Eligible Director's will or the laws of intestate succession; provided that each person (other than divine) to whom the Unvested Shares are transferred by means of one of the permitted transfers specified in this Section must, as a condition precedent to the validity of such transfer, acknowledge in writing to divine that such person is bound by the provisions of the Plan and the related Option Grant and that the transferred Unvested Shares are subject to (x) divine's Right of Repurchase and (y) the lock-up provisions contained in the applicable Option Grant to the same extent such Unvested Shares would be so subject if retained by the Eligible Director. The term Eligible Director, as used in this Section 8, shall include the Eligible Director and all subsequent holders of the Unvested Shares who derive their chain of ownership through a permitted transfer from the Eligible Director in accordance with this Section 8(b).

         Any restrictions on transfer of shares of the capital stock of divine contained in the certificate of incorporation or bylaws shall also apply to the Optioned Shares, but in the event that any provision of the certificate of incorporation or bylaws conflicts with those of this Section 8(b), those of this
Section 8(b) shall govern.

         As used herein, a Permitted Transferee of an Eligible Director shall mean (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, daughter-in-law, son-in-law, sister-in-law or brother-in-law (including adoptive relationships), any person sharing the Eligible Director's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Eligible Director) control the management of assets, and any other entity in which these persons (or the Eligible Director) own more than fifty percent of the voting interests or (ii) the beneficial owner of the shares for which the Eligible Director acts as trustee. In the event of any transfer to a Permitted Transferee, prompt written notice of the transfer shall be delivered by the Eligible Director to divine.

9. TRANSFERABILITY OF OPTION

         Each Option shall be transferable (subject to any terms and conditions imposed by the Committee) by the Eligible Director to one or more Permitted Transferees. Following any



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transfer permitted pursuant to this paragraph, of which the Eligible Director has notified the Committee in writing, such Option may be exercised by the transferee(s), subject to all terms and conditions of the Option. Except as otherwise provided above in this section, no Option shall be transferable otherwise than by will or the laws of descent and distribution.

10. EXPIRATION

         Each Option shall terminate and may no longer be exercised upon the earliest of (1) ten years after the date of grant, (2) one year after termination of the Eligible Director's service due to death or disability as defined in Section 22(e)(3) of the Code (a Disability), (3) three months after termination of the Eligible Director's service for any other reason.

         Notwithstanding the foregoing, if the service of the Eligible Director is terminated for Misconduct, an Option shall terminate on the date of such termination of service and, in addition, divine may exercise its Right of Repurchase with respect to any Optioned Shares held by the Eligible Director or his or her legal representatives which were purchased within six months prior to the date on which such Misconduct occurred. Misconduct is conduct, as determined by the Board, involving one or more of the following: (i) disloyalty, dishonesty or breach of fiduciary duty to divine; (ii) the commission of an act of embezzlement, fraud, disloyalty, dishonesty or deliberate disregard of the rules or policies of divine which results in loss, damage or injury to divine, whether directly or indirectly; (iii) the unauthorized disclosure of any trade secret or confidential information of divine; or (iv) the commission of an act which constitutes unfair competition with divine or which induces any customer of divine to withdraw from or not enter into a contract with divine. In making such determination, the Board shall act fairly and in utmost good faith and shall give the Eligible Director an opportunity to appear and to be heard at a hearing before the Board or any Committee and present evidence on his or her behalf.

         For the purposes of this Section 10, termination of service for a reason other than death or Disability shall be deemed to occur when the Eligible Director receives notice that his or her service is terminated.

11. ADJUSTMENT OF SHARES RESERVED UNDER THE PLAN

         The aggregate number and kind of shares that may be issued under this Plan, the number of shares as to which Options may be granted to any Eligible Director under Initial Grants and Annual Grants, the number of shares covered by outstanding Options granted hereunder and the Option Price per share shall be appropriately adjusted by the Board in the event of any recapitalization, stock split, stock dividend, combination of shares, or other similar change in the capitalization of divine, but no adjustment in the Option Price shall be made which would reduce the Option Price per share to less than the par value per share.

12. DISSOLUTION OR REORGANIZATION

         Subject to the provisions of Section 13, prior to a dissolution, liquidation, merger, consolidation, or reorganization of divine (the Event), the Board may decide to terminate each outstanding Option. If the Board so decides, such Option shall terminate as of the effective date of the Event, but the Board shall suspend the exercise of all outstanding Options a reasonable time prior to the Event, giving each Eligible Director not less than fourteen days written notice of

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the date of suspension, prior to which an Eligible Director may purchase in whole or in part the shares available to him or her as of the date of receipt of the notice. If the Event is not consummated, the suspension shall be removed and all options shall continue in full force and effect subject to the terms of their respective Option Grants.

13. CHANGE IN CONTROL

         Notwithstanding anything to the contrary in the Plan or in any Option Grant (but subject to the provisions of this Section 13), upon the occurrence of a Change in Control (as defined below) of divine, all unvested Optioned Shares shall be accelerated and vest immediately on the date of occurrence of a Change in Control, and divine's right of repurchase set forth in Section 8(a) hereof and the restrictions on transfer set forth in Section 8(b) hereof shall expire as to all Optioned Shares. Notwithstanding the foregoing, the Board may, by vote of a majority of the entire Board, provide for acceleration rights upon a Change in Control in addition to those provided in this Section 13. For the purpose of this Plan a Change in Control shall mean:

         (a) The acquisition by any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35 percent or more of either (i) the then outstanding shares of Common Stock or (ii) the combined voting power of the then outstanding voting securities of divine entitled to vote generally in the election of the directors (the Outstanding divine Voting Securities); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from divine; (B) any acquisition by divine or by any corporation controlled by divine; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by divine or any corporation controlled by divine; or (D) any acquisition by any corporation pursuant to a consolidation or merger, if, following such consolidation or merger, the conditions described in clauses (i), (ii) and (iii) of paragraph (c) of this
Section 12 are satisfied; or

         (b) Individuals who, as of the Effective Date, constitute the Board (the Incumbent Board) ceasing for any reason to constitute at least two-thirds of the Board over any period of 24 consecutive months or less; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by divine's stockholders, was approved by a vote or resolution of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

         (c) Adoption by the Board of a resolution approving an agreement of consolidation of divine with or merger of divine into another corporation or business entity in each case unless, following such consolidation or merger, (i) more than 60 percent of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger and/or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of directors (or other

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persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Outstanding divine Voting Securities immediately prior to such consolidation or merger in substantially the same proportions as their ownership, immediately prior to such consolidation or merger, of the Common Stock and/or Outstanding divine Voting Securities, as the case may be, (ii) no Person (excluding divine; any employee benefit plan (or related trust) of divine or such corporation or other business entity resulting from such consolidation or merger; and any Person beneficially owning, immediately prior to such consolidation or merger, directly or indirectly, 35 percent or more of the Common Stock and/or Outstanding divine Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such consolidation or merger or the combined voting power of the then outstanding voting securities of such corporation or business entity entitled to vote generally in the election of its directors (or other persons having the general power to direct the affairs of such entity) and (iii) at least two-thirds of the members of the Board (or other group of persons having the general power to direct the affairs of the corporation or other business entity) resulting from such consolidation or merger were members of the Incumbent Board at the time of the execution of the initial agreement providing for such consolidation or merger; provided that any right which shall vest by reason of the action of the Board pursuant to this paragraph (c) shall be divested, with respect to any such right not already exercised, upon (A) the rejection of such agreement of consolidation or merger by the stockholders of divine or (B) its abandonment by either party thereto in accordance with its terms; or

         (d) Adoption by the requisite majority of the whole Board, or by the holders of such majority of stock of divine as is required by law or by the Certificate of Incorporation or Bylaws of divine as then in effect, of a resolution or consent authorizing (i) the dissolution of divine or (ii) the sale or other disposition of all or substantially all of the assets of divine, other than to a corporation or other business entity with respect to which, following such sale or other disposition, (A) more than 60 percent of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the outstanding voting securities of such corporation or other business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Outstanding divine Voting Securities immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Common Stock and/or Outstanding divine Voting securities, as the case may be, (B) no Person (excluding divine; any employee benefit plan (or related trust) of divine or such corporation or other business entity; and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 35 percent or more of the Common Stock and/or Outstanding divine Voting Securities, as the case may be) beneficially owns, directly or indirectly, 35 percent or more of, respectively, the then outstanding shares of common stock of such corporation and/or the combined voting power of the then outstanding voting securities of such corporation or other business entity entitled to vote generally in the election of directors (or other persons having the general power to direct the affairs of such entity) and (C) at least two-thirds of the members of the Board (or other group of persons having the general power to direct the affairs of such corporation or other entity) were members of the Incumbent Board at the time

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of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of divine; provided that any right which shall vest by reason of the action of the Board or the stockholders pursuant to this paragraph (d) shall be divested, with respect to any such right not already exercised, upon the abandonment by divine of such dissolution, or such sale or other disposition of assets, as the case may be.

         A Change in Control shall not occur upon the mere reincorporation of divine in another state.

14. AMENDMENT AND TERMINATION OF THE PLAN

         The Board may amend, suspend, or terminate this Plan, including the form of Option Grant. No such action, however, may, without approval or ratification by the shareholders, increase the maximum number of shares reserved under this Plan except as provided in Section 11, alter the class or classes of individuals eligible for options, or make any other change which, pursuant
Section 16(b) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, requires action by the shareholders. No such action may, without the consent of the holder of the option, alter or impair any option previously granted.